Exhibit 5.2

December 30, 2022

Board of Directors

Tellurian Inc.

1201 Louisiana Street, Suite 3100

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to Tellurian Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a prospectus supplement dated December 30, 2022 (the “Prospectus Supplement”), which supplements a Registration Statement (the “Registration Statement”) on Form S-3ASR (Registration No. 333-269069) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on December 30, 2022, and including the base prospectus dated December 30, 2022 included therein (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), relating to the issuance by the Company of up to 20,000,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), upon the exercise of 20,000,000 outstanding warrants (the “Warrants”) at an exercise price of $1.542 per share, subject to certain adjustments set forth therein (such underlying shares of Common Stock issuable upon exercise of the Warrants, the “Warrant Shares”).

The Warrant Shares are to be issued pursuant to the Prospectus and the Warrants.

We have examined originals or certified copies of the Warrants, the Registration Statement and the Prospectus, and such corporate records of the Company, including certain resolutions of the board of directors of the Company, and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of each natural person signing any document reviewed by us, the authority of each person signing in a representative capacity (other than the Company) any document reviewed by us, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us or filed with the SEC as conformed and certified or reproduced copies. In conducting our examination of documents, we have assumed the power, corporate or other, of all parties thereto (other than the Company) to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents. We further assume that the Warrant constitutes a valid and binding obligation of all the parties thereto. As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company. We assume for purposes of this opinion that, when any shares of Common Stock are required to be issued pursuant to the terms of the Warrants, the number of such shares will not exceed the number of shares then permitted to be issued under the Company’s certificate of incorporation, as amended.

Davis Graham & Stubbs LLP ▪ 1550 17th Street, Suite 500 ▪ Denver, CO 80202 ▪ 303.892.9400 ▪ fax 303.893.1379 ▪ dgslaw.com

Tellurian Inc.

December 30, 2022

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Warrant Shares have been duly authorized and, upon issuance on due exercise of the Warrants in accordance with the terms of the Warrants, including receipt by the Company of the full exercise price as consideration for the issue of each such Warrant Share, will be validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.            The foregoing opinion is limited to the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the Delaware General Corporation Law) and the federal laws of the United States of America. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

B.             This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any fact or circumstance that may hereafter come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed by the Company on the date hereof and to the use of our name in the Registration Statement and the Prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP
Davis Graham & Stubbs LLP